                                                                EXHIBIT 99(a)(9)

FOR IMMEDIATE RELEASE
Contact:

                 PSC ACQUISITION CORP. EXTENDS TENDER OFFER FOR
                ALL OUTSTANDING SHARES OF PENOBSCOT SHOE COMPANY

         Rochester, New York (November 10, 1999) PSC Acquisition Corp., an indirect wholly-owned subsidiary of Riedman Corporation, a privately-held company based in Rochester, New York company, announced today that it has extended to 12:00 Midnight, Eastern Standard Time on Tuesday, November 16, 1999, the expiration date of its offer to purchase all of the issued and outstanding shares of common stock of Penobscot Shoe Company (AMX:"PSO"), for $11.75, net to the seller in cash. The tender offer was previously scheduled to expire at 12:00 Midnight, Eastern Standard Time, on Tuesday, November 9, 1999.

         As of November 9, 1999, the depositary agent for the tender offer reported that approximately 1,099,629 shares had been tendered, representing approximately 79.2% of Penonscot Shoe Company's outstanding common stock. The tender offer is conditioned upon, among other things, there being validly tendered and not properly withdrawn at least 80% of the total issued and outstanding shares of Penobscot which condition may be waived by mutual agreement of the parties. After consummation of the tender offer, PSC Acquisition has agreed to acquire any of the remaining outstanding shares of Penobscot in a second-step merger at the same price per share paid for shares tendered.

         Georgeson Shareholder Communications Company, Inc. is acting as information agent for the offer and may be contacted (toll free) at (800) 223-2064.


          Contact:

              David L. Kline                       James R. Riedman
              Executive Vice President/            President
              Finance and Administration           Riedman Corporation
              Penobscot Shoe Company               45 East Avenue
              450 North Main Street                Rochester, NY 14604
              Old Town, ME 04468